Exhibit 10.22

AGREEMENT TO AMEND ACT/CELLCO LICENSE AGREEMENTS

The following provisions are intended as an amendment to each of the existing license agreements between PacGen Cellco, LLC (“Celco”) and Advanced Cell Technology, Inc. (“ACT”) commonly known as the “ACT License”, the “U Mass License” and the “Infigen License”, all dated as of the 14th day of May, 2004.  Accordingly, each of those licenses shall be deemed amended as set forth herein and the Parties hereto shall promptly execute such additional and more formal amendments as may be deemed necessary and appropriate by counsel for the Parties.  Unless otherwise agreed in writing, such amendments shall be executed prior to the Second Payment referred to paragraph 2(b) below.

1)             New Field - All retinal and other cell types related to the diagnosis and treatment of retinal disease or the slowing or stopping the progression of retinal degenerative diseases.  But such license shall not apply to the use of non-retinal cells for use in the treatment of non-retinal diseases or conditions.

2)             Added Initial Fees (to be allocated among three licenses at the same ratio as the previous license but with 5% more of such Fees being allocated to the ACT license in consideration of the retinal patent application being added to the list of licensed patents):

a)	Down Payment (to be wired upon signing hereof or, if that is not feasible, on the first business day thereafter.)	$50,000
b)	Second Payment (w/in 15 days of signing)	100,000

3)             Added Minimum Fees:  (to be allocated among three licenses as ACT desires)

a)	12 months	$12,500
b)	24 months	25,000
c)	36 months	37,500
d)	Thereafter (annually)	50,000

4)             Milestone and Royalty Payments:  Same as existing contracting, including non-stacking provisions, i.e.

a)        6% Therapeutics

b)       3% Diagnostics

c)       10% Commercial Research

5)             Rights:  Same Rights (clinical use, manufacture and research) as with previous license arrangements, including rights to any cells, cell lines or cell strains developed, or any processes for creating such cells, cell lines or strains, that have been FDA- certified, are in the process of being certified by the FDA, or are in the process of development, for clinical or research use in the “Field” as described in paragraph (1) above.

6)             In kind assistance by ACT:  ACT shall provide as needed the services of Dr. Lanza, his assistants and the use of such lab space and equipment as they may need that ACT can reasonable supply, understanding that Dr. Lanza, his assistants are the full-time employees of ACT and the equipment will be primarily used for ACT research.  Such assistance will be for a period of one year or until:

a)             The completion of preliminary animal studies to assess safety and efficacy of applying cells for the treatment of retinitis pigmentosa and/or macular degeneration (including any contracts or rights already established for initial animal studies);

b)            Completion and submission of a scientific paper to a peer-reviewed journal co-authored by ACT and Cellco scientists presenting animal data and analysis (subject to the pre-approval of both parties prior to publication);

c)             Completion of consultations with the FDA to assess the suitability of animal data gathered to initiate the paperwork for early stage human clinical trials;

d)            Initiation of process of filing the paperwork for early stage human trials.

If ACT is unable or unwilling to carry forward the clinical or pre-clinical work related to these tasks as outlined in this paragraph 6, Cellco shall have the right to manage and carry the work forward so long as Cellco provides funding for the project, in which case any intellectual property that is developed under Cellco’s management and funding shall accrue to Cellco, and the costs thereof shall be treated as prepayment of future licensing requirements under the Cellco/Act License agreements.

7)             In kind assistance by Cellco:  Cellco shall as much as possible within the constraints of time and resources, produce necessary media and reagents and provide cell expansion services to ACT for this project.

8)             Collaboration with FDA:  Cellco and ACT shall jointly work with the FDA as required.

9)             Current Intellectual Property:  All intellectual property previously licensed by Cellco from ACT and all provisions of existing licenses from ACT shall apply to the Field covered by this term, including provisions governing future IP discoveries.

10)           Other Changes:  No other changes in existing Licenses except procedural ones needed to implement these amendments.

11)           Option re Neuron Field:  Upon payment of the final Initial Fee as provided above, Cellco shall have a six month option to license the additional field of Neurons for an initial Fee of $1.2 million, payable in two installments six months apart, with other terms to be the same as under this agreement except for paragraph 6 and mutually-agreeable diligence provisions.

Although not a condition precedent to this Amendment to License, Cellco and ACT have agreed to use best efforts to obtain a minimum of $3,000,000 of equity financing for ACT and, if feasible, create and finance a merger or joint venture between the two companies.  In furtherance of this goal, Cellco agrees to use its best effort to provide to ACT prior to September 15, 2004 a loan of $150,000.  ACT shall not be obligated to accept such loan, but agrees that if is does accept the loan, it will grant as partial consideration for such loan a 30 day option to acquire 51% of ACT for a total consideration of $3,000,000, which shall include the $150,000 loan.  Should Cellco not tender the remaining $2,850,000 within 30 days of funding the loan, then the option shall expire and the $150,000 plus 10% ($165,000) shall be deemed as a prepayment of future royalty obligations from Cellco to ACT.  ACT shall, however, cooperate fully and use all reasonable efforts to assist Cellco in conducting such due diligence as it may require during the option period.

Notwithstanding any such option, however, ACT may at any time prior to tender of the balance of the option price elect not enter into a third party agreement to finance ACT independently of Cellco.  If ACT so elects, it shall repay the loan from Cellco on or before the end of the option period.

In Witness Whereof, the Parties hereto have executed this Agreement to Amend ACT/Cellco License Agreements.

The Date of this Agreement is September 7, 2004.

PacGen Cellco, LLC

By:	/s/ Ted Aldeich

Advanced Cell Technology, Inc.

By: